MEMC ELECTRONIC MATERIALS, INC.

- PLAN DOCUMENT-

2001 ANNUAL INCENTIVE PLAN

FOR PARTICIPATING

BUSINESS UNITS

PARTICIPATING BUSINESS UNITS

This Plan covers employees of MEMC Electronic Materials, Inc. ("MEMC"), MEMC Southwest Inc., MEMC Pasadena, Inc., MEMC International, Inc., MEMC Electronic Materials, S.p.A, and MEMC Taiwan Branch who have been approved for participation in this Plan.

ELIGIBILITY

Officers and employees of participating U.S. business units and MEMC Taiwan Branch assigned to positions evaluated at Grade Level 40 and above are eligible to participate in this Plan. Officers and management employees of MEMC Electronic Materials, S.p.A. assigned to positions of Quadri A3 and higher are also eligible to participate in this Plan. Actual participation must be approved by the Director, Compensation and Benefits of MEMC. Employees who are eligible for participation in other variable compensation programs such as sales incentive plans, gainsharing plans, etc. are not eligible to participate in this Plan, except as approved by the MEMC Compensation Committee (the "Committee").

TARGET INCENTIVE

Target Incentive levels for each participant are established by the Committee and set forth in a letter to each participant. The Target Incentive represents the percentage of a participant's Annual Base Salary that may be awarded based on the achievement of the Performance Goals set forth below.

ANNUAL BASE SALARY

Annual Base Salary is the participant's annual rate of pay as of December 31, 2001, or the annual rate of pay as of the last date of defined participation.

PERFORMANCE GOALS

Payment from the Plan will be determined based on three (3) criteria: MEMC's consolidated financial achievement, the participant's individual goal achievement, and a discretionary determination. The Committee will have full discretion in the determination of awards based on these criteria. The influence of these criteria is different depending on a participant's position:

Criteria #1: FINANCIAL PERFORMANCE

Up to Fifty percent (50%) of the Target Incentive is based upon achievement of the pre-tax operating result presented in the 2001 budget (pre-tax operating result defined as (i) U.S. GAAP result before bonus accruals for awards under this Plan, income taxes, equity in income/(loss) of joint ventures and minority interests, plus (ii) equity in income/(loss) of joint ventures).

Criteria #2: INDIVIDUAL GOAL ACHIEVEMENT

Up to Twenty-five percent (25%) of the Target Incentive is based on the participant's achievement against defined individual goals for 2001, as assessed by the participant's manager (the "Individual Goal Achievement Award"). Goals will be determined jointly by the participant and his/her manager. Achievement of these goals will be determined by the participant's manager.

Criteria #3: DISCRETIONARY

Up to an additional twenty-five percent (25%) of the Target Incentive may be awarded to individuals based on a variety of reasons, which are not specified in advance (the "Discretionary Award"). This portion of a participant's Target Incentive will be awarded at the discretion of the participant's manager.

CALCULATION OF AWARD:

For the Executive Staff, Corporate Vice Presidents, and Grades 50, 48 and 46 (or equivalents):

  If Financial Performance criteria is met: the participant will be paid 50% of Target Incentive for the Financial Performance, plus up to 25% of Target Incentive as an Individual Goal Achievement Award, and up to an additional 25% of Target Incentive as a Discretionary Award.
  If the Financial Performance criteria is not met: there will be no award for Financial Performance, but the participant will be eligible for an award of up to 25% of Target Incentive as an Individual Goal Achievement Award, and up to an additional 25% of Target Incentive as a Discretionary Award.

For Grades 44, 42, and 40 (or equivalents):

  If Financial Performance Criteria is met: the participant will be eligible for an award of up to 25% of Target Incentive as an Individual Goal Achievement Award, and up to an additional 25% of Target Incentive as a Discretionary Award. The sum of these two (2) amounts will then be multiplied by 200% to determine the total incentive award for the participant.
  If the Financial Performance Criteria is not met: the participant will be eligible for an award of up to 25% of Target Incentive as an Individual Goal Achievement Award, and up to an additional 25% of Target Incentive as a Discretionary Award.

Notwithstanding the foregoing, all awards must be approved by the participant's manager and, if applicable, the manager's manager.

PERFORMANCE PERIOD

The Performance Period for this Plan is January 1, 2001 through December 31, 2001. Incentives for partial performance periods will be considered under the following circumstances:

  Participants who retire during 2001 with at least six months of participation in the Plan will be considered for a pro rata incentive based on their actual months of participation. Unless otherwise authorized by the Committee, "retirement" means the voluntary termination of employment by an employee after age 55 with at least 10 years of employment with MEMC and/or its subsidiaries.
  Participants who become disabled during 2001 with at least six months of participation in the Plan prior to and/or after their period of disability will be considered for a pro rata incentive based on their actual months of participation. " Disabled" shall mean a physical or mental condition of a participant that permanently prevents such participant from being able to serve as an active employee of MEMC or one of its subsidiaries. For purposes of determining whether a participant is disabled, the Committee may accept the determination of a duly licensed physician or MEMC's (or one of its subsidiary's) long-term disability administrator. For purposes of determining the day on which a participant becomes permanently disabled, the Committee may select the day on which such participant first becomes eligible for long-term disability benefits under MEMC's (or one of its subsidiary's) long-term disability plans then in effect for such participant.
  Participants who die during 2001 with at least six months of participation in the Plan will be considered for a pro rata incentive based on their actual months of participation. Awards, if any, will be granted to the estates of the participants.
  Participants who are transferred to a non-participating business unit will be considered for a pro rata incentive based on their actual months of participation.
  Participants who are involved in an involuntary layoff will be considered for a pro rata incentive based on their actual months of participation, if they have at least six months of actual participation in the Plan prior to their layoff. " Involuntary layoff" shall mean termination without "Cause" as defined in the MEMC Equity Incentive Plan of 1995, as amended.
  Individuals who become eligible, and are approved, to participate in the Plan after the start of the performance period will be considered for a pro rata incentive based on their actual months of participation beginning the first day of the first calendar quarter coincident with or following their approval to participate.
  Participants who become eligible, and are approved, to participate at a different Target Incentive after the start of the Performance Period will be considered for a pro rata incentive based on their actual months of participation at each Target Incentive level. Changes in Target Incentives will be effective beginning the first day of the first calendar quarter coincident with or following approval of the new Target Incentive level.
  Participants who voluntarily resign, or are terminated for cause, prior to the end of the Performance Period will not be eligible for an award under this Plan.

FINAL APPROVAL

All incentive awards under this Plan are subject to final approval by the Committee.

AWARD DATE

Unless otherwise determined by the Committee, all incentive awards under this Plan will be paid to participants in March, 2002.

RIGHT TO CHANGE THE PLAN

While MEMC intends to operate this Plan in full effect during the entire Performance Period, MEMC specifically reserves the right to modify or terminate the Plan at any time.

CHANGE OF CONTROL

In the event of a Change in Control of MEMC during the Performance Period, the payment of incentive awards under the Plan shall be accelerated and shall be made on the date on which the Change in Control occurs. The amount of such incentive award shall be calculated as if all Performance Goals have been met to produce the maximum award. For this purpose, "Change of Control" shall have the same meaning as in the MEMC Equity Incentive Plan of 1995, as amended.

NO CONTRACT OF EMPLOYMENT

Nothing contained herein shall be construed as a contract of employment between MEMC (or any of its subsidiaries) and any participant, or as giving a right to any person to continue in the employment of MEMC or any of its subsidiaries or as limiting the right of MEMC or any of its subsidiaries to discharge any participant at any time, with or without cause.

NON-ASSIGNABILITY AND CONTINGENT NATURE OF RIGHTS

No participant, no person claiming through him or her, nor any other person shall have any right or interest in the Plan or its continuance, or in the payment of any award under the Plan, unless and until all other provisions of the Plan, the rules adopted thereunder, and restrictions and limitations on the award itself have been fully complied with. No rights under the Plan, contingent or otherwise, shall be transferable, assignable or subject to any pledge or encumbrance or any nature.

PLAN ADMNISTRATOR

Any questions regarding details and/or administration of the Plan should be directed to:

Margaret B. Stonum

Director, Compensation and Benefits

MEMC Electronic Materials, Inc.

501 Pearl Drive

St. Peters, MO 63376

(636) 474-5440